Exhibit 10.6(a)
SENSIENT TECHNOLOGIES FROZEN SUPPLEMENTAL BENEFIT PLAN
(Amended and Restated as of December 31, 2004)

SENSIENT TECHNOLOGIES FROZEN SUPPLEMENTAL BENEFIT PLAN
     Section 1. Purpose.
          The Sensient Technologies Corporation Supplemental Benefit Plan, (the “Original Plan”) was initially established to reimburse certain employees for various reductions in qualified plan benefits in the Sensient Technologies Retirement Employee Stock Ownership Plan, the Sensient Technologies Transition Retirement Plan, the Sensient Technologies Corporation Saving Plan, and the Retirement Plan, which reductions are caused by (i) restrictions in Section 401(a)(17), 410, or 415 of the Internal Revenue Code, (ii) the maximum limitation on employer and employee contributions under Sections 401(k), 401(m), and 402(g), of the Internal Revenue Code and (iii) the deferral of a portion of their cash compensation pursuant to nonqualified deferred compensation arrangements.
          Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (1) the Original Plan was frozen, as amended and restated herein, to maintain grandfathered benefits as of December 31, 2004 to the extent permitted under Section 409A of the Code (the “Plan”); and (2) a new, ongoing supplemental benefit plan subject to Section 409A of the Code was adopted with respect to benefits vesting and accruing on and after January 1, 2005.
          This Plan is intended to be operated in accordance with the provisions of the Original Plan as in effect as of December 31, 2004. All benefits under the Original Plan that were vested and accrued as of December 31, 2004, together with all subsequent earnings thereon, are governed under this Plan. No new participants are allowed after December 31, 2004 and no supplements may be allocated after that date.
     Section 2. Definitions.
          (a) “Administrator” means the Vice President of Administration of the Company.
          (b) “Benefits Administrative Committee” means the Benefits Administrative Committee of the Company appointed by the Chief Executive Officer of the Company.
          (c) “Board” means the Board of Directors of the Company.
          (d) “Company” means Sensient Technologies Corporation (formerly known as Universal Foods Corporation), a Wisconsin corporation.
          (e) “Employer” means the Company and any subsidiary or affiliate of the Company.
          (f) “Executive” means an employee of an Employer whose benefits under the Plan are vested and accrued as of the Freeze Date and who is specifically listed on the attached Appendix A. No employees may be eligible for or may begin participation in the Plan following the Freeze Date.

          (g) “Freeze Date” means December 31, 2004.
          (h) “Plan Account” means the bookkeeping account maintained by the Administrator and credited to each Executive, of the amount vested and accrued as of the Freeze Date, as set forth on the attached Appendix A, as further adjusted by earnings after such date.
          (i) “Rabbi Trust” means the trust established pursuant to the Trust Agreement dated January 18, 1988 between the Company and Marshall & Ilsley Trust Company which applies to various nonqualified deferred compensation programs for employees of the Company.
          (j) “STC Stock” means common stock of the Company and/or noncallable preferred stock of the Company which is convertible into common stock of the Company.
     Section 3. Valuation Adjustments to Plan Account.
          (a) The Administrator shall maintain a bookkeeping record of the Plan Account for each Executive. The amount in each Account shall be adjusted from time to time by the adjustments for valuation specified below.
          (b) The portions of a Plan Account attributable to the ESOP Supplement shall reflect the actual investment performance of the Executive’s account under the ESOP. In the event the Executive has no such account, the ESOP Supplement shall reflect the actual investment performance of the STC Stock account under the ESOP. The portions of the Plan Account attributable to the Transition Plan Supplement and, after September 30, 1989 the Retirement Plan Supplement shall reflect the actual investment performance of the STC Stock Account under the ESOP.
          (c) The portion of a Plan Account attributable to the Savings Plan Matching Supplement shall reflect the actual investment performance of the Executive’s Company matching contribution account under the Savings Plan.
          (d) With respect to the Rabbi Trust pursuant to Section 5 below, the actual earnings of the assets in the Rabbi Trust shall be irrelevant with respect to the value of an Executive’s Plan Account except as described in (b) above. The adjustments to a portion of a Plan Account attributable to a particular supplement, as required above shall be made on the same dates that the valuations are conducted for the plan to which the particular supplement relates or more frequently as determined by the Administrator.
     Section 4. Benefit Payments.
          (a) Distribution of the Plan Account of an Executive shall be made in a lump sum cash payment within sixty (60) days after the end of the calendar quarter in which occurs the Executive’s separation from service with the Employers.
          (b) In the event the Executive dies prior to receipt of the Executive’s Plan Account and while employed with the Employers, the amount of such Plan Account shall be paid to the beneficiary designated by the Executive in a lump sum cash payment within sixty (60)

days after the end of the calendar quarter in which the Executive’s death occurs or in which any needed resolution as to beneficiary status is finalized. A beneficiary may be designated by the Executive by a written statement to such effect filed with the Administrator. In the event no beneficiary is validly designated or the designated beneficiary predeceased the Executive, the Executive’s estate shall be the beneficiary hereunder.
          (c) In the event the Rabbi Trust invests in STC Stock as an asset attributable to the Plan, an Executive or beneficiary eligible for a cash lump sum payment may elect to receive such distribution in STC Stock in lieu of cash, but not in excess of the portion of the STC Stock owned by the Rabbi Trust attributable to the Executive’s Plan Account.
     Section 5. Rabbi Trust.
          (a) The Plan Account is utilized solely for recordkeeping purposes to measure and determine of the amount to be paid to an Executive hereunder. Neither the Plan Accounts nor any other reserve established on the Company’s books to reflect the liabilities under this Plan shall constitute or be treated as a trust fund of any kind.
          (b) Notwithstanding (a) above, the Company shall periodically fund the Rabbi Trust in order to maintain sufficient assets therein to equal the value from time to time of the Plan Accounts.
          (c) In the event the Rabbi Trust invests in STC Stock as an asset attributable to the Plan, prior to an occasion for the exercise of STC Stock voting rights, the Administrator shall provide or cause to be provided to each Executive notification of such occasion together with any other information being provided by the Company to its shareholders with respect to such occasion. Each Executive is entitled to direct the manner in which the portion of the STC Stock owned by the Rabbi Trust attributable to his Plan Account is to be voted on such occasion. Any fractional share of STC Stock attributable to an Executive’s Plan Account or any STC Stock for which no voting direction is received shall not be voted.
          (d) In the event of any tender offer for shares of STC Stock held in the Rabbi Trust attributable to the Plan, the Administrator shall provide each Executive with notification of such tender offer together with any other information being provided to Company shareholders in connection with the tender offer. Each Executive is entitled to direct whether or not and, if so, to what extent the portion of the STC Stock held by the Rabbi Trust attributable to his Plan Account is to be tendered in response to such tender offer. With respect to any STC Stock for which no direction is received, no action shall be taken.
     Section 6. Inter-Employer Reimbursements.
          Although any benefit payments or contributions to the Rabbi Trust hereunder shall be made by the Company, it shall be determined by the Administrator whether any portion thereof is allocable to any other Employer on account of its employment of the applicable Executive. In any such case, the Company shall be reimbursed by such other Employer in the amount and manner determined by the Administrator pursuant to uniformly applicable procedures.

     Section 7. Non-Alienation of Benefits.
          Neither an Executive nor his designated beneficiaries shall have the power to transfer, assign, anticipate or otherwise encumber in advance any of the payments provided in this Plan; nor shall any of said payments, nor any assets or funds of the Company or any Employer be subject to seizure for the payment of any of the Executive’s or his beneficiaries’ judgments, alimony or separate maintenance or be reached or transferred by operation of law in the event of the bankruptcy or insolvency of the Executive or any beneficiary. Notwithstanding the preceding sentence, pursuant to rules comparable to those applicable to qualified domestic relations orders (“QDROs”), as determined by the Administrator, the Administrator may direct a distribution, prior to any distribution date otherwise described in the Plan, to an alternate payee (as defined under the rules applicable to QDROs).
     Section 8. Tax Matters:
          (a) All distributions, payments and benefits under this Plan shall be subject to all income and employment tax withholdings as required under applicable federal, state or local tax laws and regulations.
          (b) It is the Company’s intention that all distributions, payments and benefits under this Plan will be grandfathered under Section 409A of the Code as of the Freeze Date, and the Plan shall be interpreted, operated and administered accordingly. To the extent that any provision of the Plan, or the exercise of any discretion under this Plan by the Company, the Board or the Administrator, would constitute a “material modification” of the Plan within the meaning of Section 409A of the Code, such provision or exercise of discretion will be deemed null and void to the extent necessary to maintain the Plan’s grandfathered status under Section 409A of the Code.
     Section 9. Administration.
          The Administrator shall have all such powers that may be necessary to carry out the provisions of the Plan, including without limitation, the power to delegate administrative matters to other persons, to construe and interpret the Plan, to adopt and revise rules, regulations and forms relating to and consistent with the Plan’s terms, and to make any other determination which it deems necessary or advisable for the implementation and administration of the Plan. All decisions and determinations by the Administrator shall be final, binding and conclusive as to all parties, including without limitation any Executive and all other employees and persons.
     Section 10. Claims Procedures:
          (a) Any claimant believing him/herself to be entitled to benefits under this Plan may file a written claim for benefits with the Administrator setting forth the benefits to which he/she feels entitled and the reasons therefor. Within 90 days after receipt of a claim for benefits, the Administrator shall determine the claimant’s right, if any, to the benefits claimed, shall give the claimant written notice of its decision unless the Administrator determines that special circumstances require an extension of time to process the claim. If such an extension is required, the claimant will receive a written notice from the Administrator indicating the reason for the delay and the date the claimant may expect a final decision, which shall be no more than

180 days from the date the claim was filed. If the claim is denied in whole or in part, the written notice shall set forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s appeal procedure and a statement of the claimant’s right to bring an action under the Employee Retirement Income Security Act of 1974, as it may be amended, and regulations thereunder (“ERISA”) Section 502(a) following an adverse determination on appeal.
          (b) Any claimant whose claim for benefits has been denied by the Administrator may appeal to the Benefits Administrative Committee (or its delegate) for a review of the denial by making a written request therefore within 60 days of receipt of a notification of denial. Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge. The claimant may, if he or she chooses, request a representative to make such written submissions on his or her behalf.
(A) Within 60 days after receipt of a request for an appeal, the Benefits Administrative Committee (or its delegate) shall notify the claimant in writing of its final decision. If the Benefits Administrative Committee (or its delegate) determines that special circumstances require additional time for processing, the Benefits Administrative Committee (or its delegate) may extend such 60 day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension. If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(B) In the case of an adverse benefit determination on appeal, the Benefits Administrative Committee (or its delegate) will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of: (A) the specific reason or reasons for the adverse determination on appeal; (B) the specific Plan provisions on which the denial of the appeal is based; (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and (D) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
          (c) In the event the claimant is the Administrator, the Benefits Administrative Committee (or its delegate) shall conduct both the review of the initial claim for benefits under Section 9(a), as well as the appeal under Section 9(b).
          (d) For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.
     Section 11. Limitation of Rights Against the Employers.
          Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any Executive any right to be retained in the service of the Employers, limiting in any way the right of the Employers to terminate such Executive’s employment at any time, evidencing any agreement or understanding express or implied, that the Employers will employ such Executive in any particular position or at any particular rate of compensation and/or guaranteeing such Executive any right to receive any other form or amount of remuneration from the Employers.
     Section 12. Construction.
          The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin, except to the extent preempted by ERISA. Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine for all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall mean and refer to this entire document and not to any particular paragraph.
     Section 13. Amendment or Termination of the Plan.
          The Board shall have the right to amend, modify, terminate or discontinue the Plan at any time and such action shall be final, binding and conclusive as to all parties, including any Executive, any beneficiary thereof and all other Employers’ employees and persons; provided, however, that no such action shall constitute a material modification, as defined in Section 409A of the Code.
     Section 14. Relationship to Employment Agreements.
          Except as otherwise expressly provided herein, this Plan does not affect the rights of any Executive under any employment or other compensation agreement with an Employer covering such Executive.
     Section 15. Successors and Assigns.
          The terms and conditions of the Plan shall be binding upon the successors and assigns of the Employer, including without limitation any entity into which an Employer may be merged or with which an Employer may be consolidated.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 22nd day of October, 2008.

SENSIENT TECHNOLOGIES CORPORATION
By /s/ Douglas S. Pepper
Douglas S. Pepper
Vice President-Administration

ATTEST:
By:	/s/ John L. Hammond

Sensient Technologies Frozen Supplemental Benefit Plan
APPENDIX A
List of Executives and Plan Account as of the Freeze Date

Executive	Plan Account as of Freeze Date
$1,163,667.11
$306,753.34
$82,841.08
$11,221.34
$5,052.79